SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2007

COMPUCREDIT CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	000-25751	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia, 30346

(Address of principal executive offices)

Registrant’s telephone number, including area code: 770-206-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

All of the information furnished in Items 8.01 of this report, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, except to the extent expressly set forth by specific reference in such filing.

We are furnishing the information in this Form 8-K to eliminate investor confusion that recently has arisen based on erroneous media accounts regarding our relationship with John Devaney and his affiliated entities, including his Horizon Funds.

For over ten years, we have been a frequent issuer of asset-backed securities and have worked extensively with lenders, rating agencies, asset-backed securitization structures, and cash flow modeling to develop an understanding of the valuation of various traunches of asset-backed securities issued out of securitization trusts. Based upon this expertise, we decided in the fourth quarter of 2004 to begin investing in third-party asset-backed securities supported by credit cards, mortgages and other financial assets. Over the period beginning in the fourth quarter of 2004 through late 2006, we invested $52.1 million in various third-party asset-backed securities, using the brokerage services of United Capital Markets, Inc., one of Mr. Devaney’s affiliated entities. The results we achieved – which reflected advice that we received from Mr. Devaney – were good, and in late 2006, we formed a new subsidiary to continue and grow those investments. That subsidiary entered into a Managed Account Agreement with United Capital Asset Management LLC (“UCAM”), another of Mr. Devaney’s affiliated entities, and we capitalized this subsidiary with our then-existing portfolio of third-party asset-backed securities, which at that time had a value of $61.3 million (representing the original $52.1 million of capital that we allocated to this effort plus $9.2 million in earnings on that amount). The value of the portfolio (net of debt) grew through interest income and realized and unrealized net gains to $70.5 million at the end of the first quarter of 2007.

During the second quarter of 2007, our subsidiary experienced realized losses (net of interest income) of $15.2 million and unrealized losses of $10.3 million on its portfolio – principally related to its investments in CDOs and CMOs backed by mortgages as well as trading positions in an ABX index. These losses were the result of what we believe to be a significant dislocation in the market for mortgage-related and other asset-backed securities caused, in part, by leverage and liquidity constraints facing many market participants. Because our portfolio is held in a separate subsidiary (and not in a third-party fund), and because the debt that we incurred in order to leverage our original investment is recourse only to the individual securities underlying each particular item of debt and is non-recourse to CompuCredit, our remaining exposure (i.e., exposure to pre-tax loss) associated with our investments in third party asset-backed securities was $45.0 million at June 30, 2007. While our subsidiary’s ABX positions were closed in the second quarter of 2007, our subsidiary has experienced continued trading weakness in its investments subsequent to June 30, 2007, and coupled with considerable ongoing market volatility, we may experience further material realized and unrealized losses in our third quarter and beyond. However, we believe the dislocation that we are seeing is producing trading values for many securities that are irrationally low relative to the estimated discounted cash flow value of the securities, and we currently are assessing all potential options with respect to our portfolio, including maintaining our positions and evaluating for purchase other potential securities for which we believe the trading values are less than values that are supported by a discounted cash flow analysis.

The earnings guidance that we provided on May 8, 2007 for the second quarter and full year 2007 did not contemplate the losses that we have experienced with respect to the portfolio and instead had assumed interest income and gains similar to what we had historically experienced for the portfolio. Our second quarter losses will be recorded within the other category within fees and related income on non-securitized earning assets within our condensed consolidated statement of operations and included within our managed basis other income ratio data. We currently are in the process of preparing our earnings release and Form 10-Q for the quarter ended June 30, 2007 and will provide additional information concerning our portfolio at the time those documents are released.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPUCREDIT CORPORATION

Dated: July 24, 2007	By:	/s/ J. Paul Whitehead, III
Name: J. Paul Whitehead, III
Title: Chief Financial Officer